Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 21st day of January 2021, to be effective as of the Effective Date as defined below between American International Holdings Corp, a Nevada corporation (the “Company”), and Alejandro Rodriguez (“Executive”) (each of the Company and Executive are referred to herein as a “Party”, and collectively referred to herein as the “Parties”).

W I T N E S S E T H:

WHEREAS, EPIQ MD, Inc. is a wholly-owned subsidiary of the Company (“EPIQ MD”); and

WHEREAS, the Company desires to obtain the services of Executive, and Executive desires to be employed by the Company upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as of the Effective Date as follows:

ARTICLE I.

EMPLOYMENT; TERM; DUTIES

1.1. Employment. Pursuant to the terms and conditions hereinafter set forth, the Company hereby employs Executive, and Executive hereby accepts such employment to serve as the Chief Executive Officer of EPIQ MD for a period beginning on the Effective Date and ending on the third (3rd) anniversary of the Effective Date (the “Initial Term”); provided that this Agreement shall automatically extend for additional one (1) year periods after the Initial Term (each an “Automatic Renewal Term”) in the event that neither Party provides the other written notice of their intent not to automatically extend the term of this Agreement at least sixty (60) days prior to the end of the Initial Term or any Automatic Renewal Term, as applicable (each a “Non-Renewal Notice”). The Initial Term and any Automatic Renewal Terms, the “Term”.

1.2. Duties and Responsibilities. Executive, as Chief Executive Officer of EPIQ MD, shall devote his attention and energies to the business of EPIQ MD and will diligently and to the best of his ability perform all duties incident to his employment hereunder, shall perform such administrative, managerial and executive duties for EPIQ MD, (i) as are prescribed by applicable job specifications for the Chief Executive Officer of a company the size and nature of EPIQ MD, (ii) as are customarily vested in and incidental to such position, and (iii) as may be assigned to him from time to time by the Board of Directors of the Company and EPIQ MD (collectively the “Board”).

1.3. Non-Competition. For $10 and other good and valuable consideration which Executive acknowledges the receipt and sufficiency of, Executive agrees to (a) devote substantially all of Executive’s business time, energy and efforts to the business of the Company (except as specifically provided for in Section 1.4 below), (b) to use Executive’s best efforts and abilities faithfully and diligently to promote the business interests of the Company and (c) to comply with the other terms and conditions of this Section 1.3. For so long as Executive is employed hereunder, and for a period of twelve (12) months thereafter (the “Non-Compete Period”), Executive (whether by himself, through his employers or employees or agents or otherwise, and whether on his own behalf or on behalf of any other Person) shall not, directly or indirectly, either as an employee, employer, consultant, agent, investor, principal, partner, stockholder (except as the holder of less than 4.99% of the issued and outstanding stock of a publicly held corporation), own, manage, operate, control, be employed by, act as an officer, director, agent or consultant for, or be in any other way connected with or provide services or products to or for, any Person in the business of manufacturing, selling, creating, distributing, marketing, producing, undertaking, developing, supplying, servicing, or otherwise dealing with or in Restricted Services or Restricted Products in the Restricted Area (the “Post-Employment Non-Competition Requirement”).

1.3.1 For purposes of this Section 1.3, the following terms shall have the following meanings:

(i) “Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or governmental entity.

(ii) “Post-Employment Non-Competition Compensation” refers to the compensation that Executive will receive during the Non-Compete Period from the Company, unless the Executive’s employment is terminated pursuant to Sections 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Executive), or Section 3.1.5 (by the Company for Cause). The amount shall be paid monthly during the entire Non-Compete Period and shall equal to an average of Executive’s most recent 12-month earnings as an employee of the Company.

(iii) “Restricted Area” means (A) any State (in the United States); and/or (B) any other geographic area (Providence, if such Restricted Area is in Canada, or country, if such Restricted Area is in a country other than the United States or Canada), in which the Company, its Parent or any of their Subsidiaries provides Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the Termination Date of Executive’s employment hereunder.

(iv) “Restricted Products” means any Nutraceutical products that the Company, its Parent or any of their Subsidiaries has provided or is researching, developing, distributing, purchasing, selling and/or providing at any time during the two years immediately preceding the Termination Date, or which the Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.1, below) about at any time during the two years immediately preceding the Termination Date as a result of his employment with the Company, consulting services provided to the Company, or which he became aware of as a result of his position as a director of the Company.

(v) “Restricted Services” means telemedicine, healthcare and any other services that the Company, its Parent or any of their Subsidiaries has provided or is developing, performing and/or providing at any time during the two years immediately preceding the Termination Date, or which Executive obtained any trade secret or other Confidential/Trade Secret Information (as defined in Section 4.1, below) about at any time during the two years immediately preceding the Termination Date as a result of his employment with the Company, consulting services provided to the Company, or which he became aware of as a result of his position as a director of the Company.

(vi) “Subsidiary” or “Subsidiaries” means any or all Persons of which the Company owns directly or indirectly through another Person, a nominee arrangement or otherwise (a) at least a 20% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally or otherwise have the power to elect a majority of the board of directors or similar governing body or the legal power to direct the business or policies of such Person or (b) at least 20% of the economic interests of such Person.

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(vii) “Parent” means the Company.

1.4. Other Activities. Subject to the foregoing prohibition and provided such services or investments do not violate any applicable law, regulation or order, or interfere in any way with the faithful and diligent performance by Executive of the services to the Company otherwise required or contemplated by this Agreement, the Company expressly acknowledges that Executive may:

1.4.1 make and manage personal business or general business investments of Executive’s choice without consulting the Board so long as they do not violate the Non-Competition clauses defined in Section 1.3; and

1.4.2 serve in any capacity with any non-profit civic, educational or charitable organization; and

1.4.3 undertake any other actions, business transactions, agreements and undertakings which the Executive has received approval of the Board to enter into and/or undertake, provided that Executive shall undertake only such actions or services that do not interfere with the Executive’s obligations hereunder; and

1.4.4 Executive’s existing operating businesses known as the (i) The ESS Conservatory, Inc., DBA: Essential Sustainability Services, also referred to as “ESS”, (ii) Legends Commodities Group, LLC, (iii) Landa-Rodriguez Holdings, LLC, (iv) On-Peak Solutions, LLC and (v) NAUP Management, LLC.

1.5. Covenants of Executive.

1.5.1 Best Efforts. Executive shall devote his best efforts to the business and affairs of the Company. Executive shall perform his duties, responsibilities and functions to the Company hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply, in all material respects, with all rules and regulations of the Company (and special instructions of the Board, if any) and all other rules, regulations, guides, handbooks, procedures and policies applicable to the Company and its business in connection with his duties hereunder, including all United States federal and state securities laws applicable to the Company.

1.5.2 Records. Executive shall use his best efforts and skills to truthfully, accurately, and promptly prepare, maintain, and preserve all records and reports that the Company may, from time to time, request or require, fully account for all money, records, equipment, materials, or other property belonging to the Company of which he may have custody, and promptly pay and deliver the same whenever he may be directed to do so by the Board.

1.6. Effective Date. The “Effective Date” of this Agreement shall be January 1st, 2021.

1.7. At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement. A required condition to the Company’s acceptance of this Agreement is the entry by the Executive into the At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement in the form of Exhibit A attached hereto.

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ARTICLE II.

COMPENSATION AND OTHER BENEFITS

2.1. Base Salary. So long as this Agreement remains in effect, for all services rendered by Executive hereunder and all covenants and conditions undertaken by the Parties pursuant to this Agreement, the Company shall pay, and Executive shall accept, as compensation, an annual base salary (“Base Salary”) of $90,000 for the first three (3) months and shall increase to an annual base salary of $120,000 commencing April 1, 2021 throughout the Initial Term of this Agreement, provided that the annual Base Salary shall be increased to $240,000 upon the Executive and Company achieving the milestone as set forth in Item 4(c) of the Performance Benchmarks, and then increased to $500,000 upon achieving the milestone as set forth in Item 4(e) of the Performance Benchmarks as outlined and attached hereto as Exhibit 4 (the “Performance Benchmarks”). Such increase in salary shall be documented in the Company’s records but shall not require the Parties enter into a new or amended form of this Agreement. The Base Salary shall be payable in regular installments in accordance with the normal payroll practices of the Company, in effect from time to time, but in any event no less frequently than on a monthly basis.

2.2. AMIH Common Stock Provision: Executive shall be issued 4,000,000 shares of Common Stock (“AMIH Common Shares”) which AMIH Common Shares shall be subject to vesting and forfeiture and upon meeting the Equity Performance Benchmarks as defined herein:

2.2.1 Upon Launching of the Ambassador Program (as defined below), 2,000,000 of the AMIH Common Shares shall become fully vested; and

2.2.2 Upon achieving the 5,000 active customer mark, a total of 3,200,000 of the AMIH Common Shares shall become fully vested; and

2.2.3 Upon achieving the 10,000 active customer mark, all 4,000,000 AMIH Common Shares shall become fully vested.

2.2.4 In the event that AMIH undergoes an up-listing to another exchange and/or enters into a change of control transaction, then the AMIH Common Shares shall become fully vested.

For purposes herein, the phrase “Launching of the Ambassador Program” shall mean the commencement and implementation of the direct-sales campaign wherein independent contractors will become sales agents of EPIQ MD for the purposes of soliciting and procuring end-use customers for EPIQ MD’s telemedicine services.

2.3. EPIQ MD Ownership Incentive: The Company agrees to allocate up to 33% ownership of EPIQ MD to be distributed among the Executive and senior management team based upon the achievement of the Performance Benchmarks and shall only be issued upon an Exit Event as further described herein. The allocation of the ownership shall be made at the sole discretion of the Executive. The vesting schedule shall be as follows:

i.	10% upon achieving item (4)a of the Performance Benchmarks
ii.	5% upon achieving item (4)b of the Performance Benchmarks
iii.	5% upon achieving item (4)c of the Performance Benchmarks
iv.	5% upon achieving item (4)d of the Performance Benchmarks
v.	8% upon achieving item (4)e of the Performance Benchmarks

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In the event that EPIQ MD undergoes a spin-off, up-listing and/or a change of control event (“Exit Event”), then the EPIQ MD Ownership Incentive shall immediately vest, on a pro-rata basis and based upon the Performance Benchmarks accomplished at the time of such “Exit Event.”

2.4. Discretionary Cash Bonus. Executive shall be eligible for a yearly discretionary cash bonus (a “Cash Bonus”) as determined in the reasonable discretion of the Board of Directors and based on the condition of the Company’s business and results of operations, the Board of Directors evaluation of Executive’s individual performance for the relevant period, and the satisfaction of goals that may be established by the Board of Directors. Each Cash Bonus shall be paid in the Board of Directors’ discretion.

2.5. Master Distributor Position. The Executive shall receive and have title to the Master Distributor position within EPIQ MD’s anticipated direct-sales strategy, also known and referred to as the Brand Ambassador Program. This shall include all of the benefits and rewards associated with the position, as defined in the Epiq MD Compensation Plan. The Master Distributor Position shall be the top position of the direct sales organization, whereby all other distributors shall exist underneath as it relates to the Epiq MD Compensation Plan. This provision shall survive any termination of the employee/company relationship between the Executive and the Company, however, will be governed by the Epiq MD Brand Ambassador Terms of Service, Compensation Plan and Policies & Procedures.

2.6. Performance Standards. The Executive and the Company agree that the Executive’s discretionary Cash Bonus will be based on the Executive’s and the Company’s achievement of performance goals that may be established by the Board of Directors after discussion with the Executive.

2.7. Business Expenses. So long as this Agreement is in effect, the Company shall reimburse Executive for all reasonable, out-of-pocket business expenses incurred in the performance of his duties hereunder consistent with the Company’s policies and procedures, in effect from time to time, with respect to travel, entertainment, communications, technology/equipment and other business expenses customarily reimbursed to senior executives of the Company in connection with the performance of their duties on behalf of the Company.

2.8. Vacation. Executive will be entitled to 20 days of paid time-off (“PTO”) per year. PTO days shall accrue beginning on the 1st of January for each year during the term of this Agreement. Unused PTO days shall expire on December 31 of each year and shall not roll over into the next year. Other than the use of PTO days for illness or personal emergencies, PTO days must be pre-approved by the Company.

2.9. Other Benefits. During the Term, the Executive shall be entitled to participate in any employee benefit plans or programs for which he is eligible that are provided by the Company to its management employees, such as retirement, health, life insurance, and disability plans, vacation and sick leave policies, business expense reimbursement policies that the Company has in effect from time to time, and stock option plan, life, health, accident, disability insurance plans, pension plans and retirement plans, in effect from time to time (including, without limitation, any incentive program or discretionary bonus program of the Company which may be implemented in the future by the Board), to the extent and on such terms and conditions as the Company customarily makes such plans available to its senior executives. The Company retains the right to terminate or alter the terms of any benefit programs that it may establish, provided that no such termination or alteration shall adversely affect any vested benefit under any benefit program.

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2.10. Withholding. The Company may deduct from any compensation payable to Executive (including payments made pursuant to this ARTICLE II or in connection with the termination of employment pursuant to ARTICLE III of this Agreement) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, social security payments, state disability and other insurance premiums and payments.

ARTICLE III.

TERMINATION OF EMPLOYMENT

3.1. Termination of Employment. Executive’s employment pursuant to this Agreement shall terminate on the earliest to occur of the following:

3.1.1 upon the death of Executive;

3.1.2 upon the delivery to Executive of written notice of termination by the Company if Executive shall suffer a physical or mental disability which renders Executive, in the reasonable judgment of the Board, unable to perform his duties and obligations under this Agreement for either 90 consecutive days or 180 days in any 12-month period;

3.1.3 upon the expiration of the Initial Term, unless a notice of termination pursuant to Section 1.1 is not given by either Party, in which case upon the expiration of the first Automatic Renewal Term that such a notice of termination is given with respect to either Party (if any);

3.1.4 upon delivery to the Company of written notice of termination by Executive for any reason other than for Good Reason;

3.1.5 upon delivery to Executive of written notice of termination by the Company for Cause;

3.1.6 upon delivery of written notice of termination from Executive to the Company for Good Reason, provided, however, prior to any such termination by Executive pursuant to this Section 3.1.6, Executive shall have advised the Company in writing within fifteen (15) days of the occurrence of any circumstances that would constitute Good Reason, and the Company has not cured such circumstances within 15 days following receipt of Executive’s written notice, with the exception of only five (5) days written notice in the event the Company reduces Executive’s salary without Executive’s consent or fails to pay Executive any compensation due him; or

3.1.7 upon delivery to Executive of written notice of termination by the Company without Cause.

3.2. Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

3.2.1 “Cause” shall mean, in the context of a basis for termination by the Company of Executive’s employment with the Company, that:

(i) Executive materially breaches any obligation, duty, covenant or agreement under this Agreement or materially breaches any written policies or procedures of the Company, which breach is not cured or corrected within thirty (30) days of written notice thereof from the Company (except for breaches of Section 1.3 and ARTICLE IV of this Agreement, which cannot be cured and for which the Company need not give any opportunity to cure); or

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(ii) Executive commits any act of misappropriation of funds or embezzlement; or

(iii) Executive commits any act of fraud; or

(iv) Executive is indicted of, or pleads guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law.

3.2.2 “Change of Control” shall mean the happening of any of the following:

(i) Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities without the approval of not fewer than two-thirds of the Board of Directors of the Company voting on such matter, unless the Board of Directors specifically designates such acquisition to be a change of control;

(ii) A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; or

(iii) As a result of the election of members to the Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors as of the Effective Date (including Executive as a member of the Board of Directors as of the Effective Date), except in the event that such slate of directors is proposed by the Board.

(iv) Notwithstanding the foregoing, if the definition of “Change of Control” in the Company’s Stock Incentive Plans or Equity Compensation Plans (each as amended from time to time) is more favorable to the Executive, then such definition shall be controlling for purposes of this Agreement.

3.2.3 “Good Reason” shall mean, in the context of a basis for termination by Executive of his employment with the Company (a) without Executive’s consent, his position or duties are modified by the Company to such an extent that his duties are no longer consistent with the position of Chief Executive Officer of the Company, (b) there has been a material breach by the Company of a material term of this Agreement or Employee reasonably believes that the Company is violating any law which would have a material adverse effect on the Company’s operations and such violation continues uncured following thirty (30) days after such breach and after notice thereof has been provided to the Company by the Executive, (c) Executive’s compensation as set forth hereunder is reduced without Executive’s consent, or the Company fails to pay to Executive any compensation due to him hereunder upon fifteen (15) days written notice from Executive informing the Company of such failure.

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3.2.4 “Termination Date” shall mean the date on which Executive’s employment with the Company hereunder is terminated.

3.3. Effect of Termination. In the event that Executive’s employment hereunder is terminated in accordance with the provisions of this Agreement, Executive shall be entitled to the following:

3.3.1 If Executive’s employment is terminated pursuant to Sections 3.1.1 (death), Section 3.1.2 (disability), Section 3.1.3 (the end of the Initial Term if either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1 or the end of any Automatic Renewal Term pursuant to which either Party has timely delivered a Non-Renewal Notice as provided in Section 1.1), Section 3.1.4 (without Good Reason by the Executive), or Section 3.1.5 (by the Company for Cause), Executive shall be entitled to salary accrued through the Termination Date and no other benefits other than as required under the terms of employee benefit plans in which Executive was participating as of the Termination Date. Additionally, any unvested stock options or equity compensation held by Executive shall immediately terminate and be forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) shall be subject to terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Executive.

3.3.2 If Executive’s employment is terminated by Executive pursuant to Section 3.1.6 (Good Reason), or pursuant to Section 3.1.7 (without Cause by the Company), (a) Executive shall be entitled to continue to receive the salary at the rate in effect upon the Termination Date of employment for six (6) months following the Termination Date, payable in accordance with the Company’s normal payroll practices and policies, as if Executive’s employment had not terminated; and (b) provided Executive elects to receive continued health insurance coverage through COBRA, the Company will pay Executive’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve months (12) following the Termination Date; provided, however, that if at any time Executive is covered by a substantially similar level of health insurance through subsequent employment or otherwise, the Company’s health benefit obligations shall immediately cease, and the Company shall have no further obligation to make COBRA contributions on Executive’s behalf. Additionally, unvested benefits (whether equity or cash benefits and bonuses (subject to this Section 3.3.2 in connection with the Cash Bonus)) will vest immediately upon such termination and any outstanding stock options previously granted to the Executive will vest immediately upon such termination and shall be exercisable by the Executive until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances. Additionally, all restricted stock awards granted to Executive shall vest immediately. Executive shall be entitled to no other post-employment benefits except as provided for under this Section 3.3.2 and for benefits payable under applicable benefit plans in which Executive is entitled to participate pursuant to Section 2.9 hereof through the Termination Date, subject to and in accordance with the terms of such plans.

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3.3.3 As a condition to Executive’s right to receive any benefits pursuant to Section 3.3.2 of this Agreement, (A) Executive must execute and deliver to the Company a written release in form and substance reasonably satisfactory to the Company, of any and all claims against the Company and all directors and officers of the Company with respect to all matters arising out of Executive’s employment hereunder, or the termination thereof (other than claims for entitlements under the terms of this Agreement or plans or programs of the Company in which Executive has accrued a benefit); and (B) Executive must not breach any of his covenants and agreements under Section 1.3 and ARTICLE IV of this Agreement, which shall continue following the Termination Date.

3.3.4 In the event of termination of Executive’s employment pursuant to Section 3.2.1 (by the Company for Cause), and subject to applicable law and regulations, the Company shall be entitled to offset against any payments due Executive the loss and damage, if any, which shall have been suffered by the Company as a result of the acts or omissions of Executive giving rise to termination. The foregoing shall not be construed to limit any cause of action, claim or other rights, which the Company may have against Executive in connection with such acts or omissions.

3.3.5 Upon termination of Executive’s employment hereunder, or on demand by the Company during the term of this Agreement, Executive will immediately deliver to the Company, and will not keep in his possession, recreate or deliver to anyone else, any and all Company property, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to this Agreement.

3.3.6 Executive also agrees to keep the Company advised of his home and business address for a period of two (2) years after termination of Executive’s employment hereunder, so that the Company can contact Executive regarding his continuing obligations provided by this Agreement. In the event that Executive’s employment hereunder is terminated, Executive agrees to grant consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

3.3.7 Consulting. During the sixty day period following any termination of this Agreement pursuant to Section 3.1.3, Section 3.1.4, Section 3.1.6, or Section 3.1.7, Executive shall be available, subject to his other reasonable commitments or obligations made or incurred in mitigation of the termination of his employment, by telephone, email or fax, as a consultant to the Company, without further compensation, to consult with its officers and directors regarding projects and/or tasks as defined by the Board.

3.3.8 Resignation as Director. Upon Executive’s termination of employment for any reason, Executive agrees to resign as a member of the Board, if Executive is a director at the time of termination, and to resign from any and all other offices and positions related to Executive’s employment with the Company and its subsidiaries and held by Executive at the time of termination.

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ARTICLE IV.

INVENTIONS; CONFIDENTIAL/TRADE SECRET INFORMATION

AND RESTRICTIVE COVENANTS

(a)	Inventions. All processes, technologies and inventions relating to the business of the Company (collectively, “Inventions”), including new contributions, improvements, ideas, discoveries, trademarks and trade names, conceived, developed, invented, made or found by Executive, alone or with others, during his employment by the Company, whether or not patentable and whether or not conceived, developed, invented, made or found on the Company’s time or with the use of the Company’s facilities or materials, shall be the property of the Company and shall be promptly and fully disclosed by Executive to the Company. Executive shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents or instruments requested by the Company) to assign or otherwise to vest title to any such Inventions in the Company and to enable the Company, at its sole expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

(b)	Work Product. During Executive’s employment with the Company, Executive may develop or conceive, in whole or in part, alone or with others, plans, manuals, handbooks, inventions, discoveries, improvements, trade secrets, secret processes and any technology, know-how or intellectual property, which results from any work Executive may do for or at the request of the Company (collectively, “Work Product”). All such Work Product will be deemed “work for hire” in accordance with the U.S. Copyright Act and shall be the Company’s exclusive property, whether or not developed or made during business hours or with the use of the Company’s facilities, equipment, materials, or personnel. Executive will promptly report all Work Product to the Company. Executive will assist the Company as necessary in obtaining patents or other protections for such Work Product.

4.1. Confidential/Trade Secret Information/Non-Disclosure.

4.1.1 Confidential/Trade Secret Information Defined. During the course of Executive’s employment, Executive will have access to various Confidential/Trade Secret Information of the Company and information developed for the Company. For purposes of this Agreement, the term “Confidential/Trade Secret Information” is information that is not generally known to the public and, as a result, is of economic benefit to the Company in the conduct of its business, and the business of the Company’s subsidiaries. Executive and the Company agree that the term “Confidential/Trade Secret Information” includes but is not limited to all information developed or obtained by the Company, including its affiliates, and predecessors, and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing, computer hard drive, disk, tape, e-mail, etc.): all methods, techniques, processes, ideas, research and development, product designs, engineering designs, plans, models, production plans, business plans, add-on features, trade names, service marks, slogans, forms, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial structures, operational methods and tactics, cost information, the identity of and/or contractual arrangements with customers, partners, suppliers and/or vendors, accounting procedures, and any document, record or other information of the Company relating to the above. Confidential/Trade Secret Information includes not only information directly belonging to the Company which existed before the date of this Agreement, but also information developed by Executive for the Company, including its subsidiaries, affiliates and predecessors, during the term of Executive’s employment with the Company. Confidential/Trade Secret Information does not include any information which (a) was in the lawful and unrestricted possession of Executive prior to its disclosure to Executive by the Company, its subsidiaries, affiliates or predecessors, (b) is or becomes generally available to the public by lawful acts other than those of Executive after receiving it, or (c) has been received lawfully and in good faith by Executive from a third party who is not and has never been an executive of the Company, its subsidiaries, affiliates or predecessors, and who did not derive it from the Company, its subsidiaries, affiliates or predecessors.

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4.1.2 Restriction on Use of Confidential/Trade Secret Information. Executive agrees that his use of Confidential/Trade Secret Information is subject to the following restrictions for an indefinite period of time so long as the Confidential/Trade Secret Information has not become generally known to the public:

(i) Non-Disclosure. Executive agrees that he will not publish or disclose, or allow to be published or disclosed, Confidential/Trade Secret Information to any person without the prior written authorization of the Company unless pursuant to or in connection with Executive’s job duties to the Company under this Agreement; and

(ii) Non-Removal/Surrender. Executive agrees that he will not remove any Confidential/Trade Secret Information from the offices of the Company or the premises of any facility in which the Company is performing services, except pursuant to his duties under this Agreement. Executive further agrees that he shall surrender to the Company all documents and materials in his possession or control which contain Confidential/Trade Secret Information and which are the property of the Company upon the termination of his employment with the Company, and that he shall not thereafter retain any copies of any such materials.

4.1.3 Prohibition Against Unfair Competition/ Non-Solicitation of Customers. Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Confidential/Trade Secret Information, or otherwise exploit or make use of the Confidential/Trade Secret Information. Executive agrees that during the twelve-month period following the Termination Date, he will not directly or indirectly accept or solicit, in any capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Confidential/Trade Secret Information pertaining to the Company’s business with such customer during the last year of Executive’s employment with the Company, or solicit, directly or indirectly, or encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or otherwise interfere with such business relationships.

4.2. Non-Solicitation of Employees. Executive agrees that during the twelve-month period following the Termination Date, he shall not, directly or indirectly, solicit or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit, directly or indirectly, any of the Company’s employees for employment.

4.3. Non-Solicitation During Employment. During his employment with the Company, Executive shall not: (a) interfere with the Company’s business relationship with its customers or suppliers, (b) solicit, directly or indirectly, or otherwise encourage any of the Company’s customers or suppliers to terminate their business relationship with the Company, or (c) solicit, directly or indirectly, or otherwise encourage any employees of the Company to leave the employ of the Company, or solicit any of the Company’s employees for employment.

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4.4. Conflict of Interest. During Executive’s employment with the Company, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with the Company. If the Company or the Executive have any question as to the actual or apparent potential for a conflict of interest, either shall raise the issue formally to the other, and if appropriate and necessary the issue shall be put to the Board of Directors of the Company for consideration and approval or non-approval, which approval or non-approval the Executive agrees shall be binding on the Executive.

4.5. Breach of Provisions. If Executive materially breaches any of the provisions of this ARTICLE IV, or in the event that any such breach is threatened by Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this ARTICLE IV.

4.6. Reasonable Restrictions. The Parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this ARTICLE IV, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

4.7. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 1.3, Section 4.1, Section 4.2 or Section 4.3 hereof would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

ARTICLE V.

INDEMNIFICATION

5.1. The Company agrees to indemnify Executive and hold Executive harmless from and against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including, without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time, and pursuant to any indemnification agreement between Executive and the Company.

5.2. The indemnification provision of this ARTICLE V shall be in addition to any liability which the Company may otherwise have to Executive.

5.3. If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, Executive shall notify the Company with reasonable promptness. Executive shall have the right to retain counsel of Executive’s own choice to represent Executive and the Company shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with such counsel’s professional responsibilities, cooperate with the Company and any counsel designated by the Company. The Company shall be liable for any settlement of any claim against Executive made with the Company’s written consent, which consent shall not be unreasonably withheld or delayed, to the fullest extent permitted by the Nevada Revised Statutes, and by the Articles of Incorporation and Bylaws of the Company, as may be amended from time to time.

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ARTICLE VI.

ARBITRATION

6.1. Scope. To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. For the purpose of this agreement to arbitrate, references to “Company” include all subsidiaries or related entities and their respective executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

6.2. Arbitration Procedure. To commence any such arbitration proceeding, the Party commencing the arbitration must provide the other Party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other Party of the substance of such claims. In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations. The arbitration will be conducted in [Location], by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The Arbitrator is to be selected by the mutual agreement of the Parties. If the Parties cannot agree, the Superior Court will select the arbitrator. The Parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of [Location], and only such power, and shall follow the law. The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. The losing Party in the arbitration hearing shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

ARTICLE VII.

MISCELLANEOUS

7.1. Successors and Assigns. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets. Any such successor will within a reasonable period of becoming the successor assume in writing and be bound by all of the Company’s obligations under this Agreement. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business or assets that becomes bound by this Agreement. Executive may not assign any of his rights or obligations under this Agreement.

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7.2. Notices. Any notice provided for herein shall be in writing and shall be deemed to have been given or made (a) when personally delivered or (b) when sent by telecopier and confirmed within 48 hours by letter mailed or delivered to the Party to be notified at its or his address set forth herein; or three (3) days after being sent by registered or certified mail, return receipt requested (or by equivalent currier with delivery documentation such as FEDEX or UPS) to the address of the other Party set forth or to such other address as may be specified by notice given in accordance with this Section 7.2:

If to the Company:	American International Holdings Corp. Attn: Jacob Cohen 3990 Vitruvian Way, Suite 1152 Addison, TX 75001 Fax: (214) 960-2816 Email: jacob@amihcorp.com

If to the Executive:	Alejandro Rodriguez (Address and contact information on file)

7.3. Severability. If any provision of this Agreement, or portion thereof, shall be held invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision or portion thereof, and shall not in any manner affect or render invalid or unenforceable any other provision of this Agreement or portion thereof, and this Agreement shall be carried out as if any such invalid or unenforceable provision or portion thereof were not contained herein. In addition, any such invalid or unenforceable provision or portion thereof shall be deemed, without further action on the part of the Parties hereto, modified, amended or limited to the extent necessary to render the same valid and enforceable.

7.4. Waiver. No waiver by a Party of a breach or default hereunder by the other Party shall be considered valid, unless expressed in a writing signed by such first Party, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or any other nature.

7.5. Entire Agreement. This Agreement sets forth the entire agreement between the Parties with respect to the subject matter hereof, and supersedes any and all prior agreements between the Company and Executive, whether written or oral, relating to any or all matters covered by and contained or otherwise dealt with in this Agreement. This Agreement does not constitute a commitment of the Company with regard to Executive’s employment, express or implied, other than to the extent expressly provided for herein.

7.6. Amendment. No modification, change or amendment of this Agreement or any of its provisions shall be valid, unless in a writing signed by the Parties and approved by the Board.

7.7. Authority. The Parties each represent and warrant that it/he has the power, authority and right to enter into this Agreement and to carry out and perform the terms, covenants and conditions hereof.

7.8. This section intentionally deleted.

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7.9. Construction. When used in this Agreement, unless a contrary intention appears: (i) a term has the meaning assigned to it; (ii) “or” is not exclusive; (iii) “including” means including without limitation; (iv) words in the singular include the plural and words in the plural include the singular, and words importing the masculine gender include the feminine and neuter genders; (v) any agreement, instrument or statute defined or referred to herein or in any instrument or certificate delivered in connection herewith means such agreement, instrument or statute as from time to time amended, modified or supplemented and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein; (vi) the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision hereof; (vii) references contained herein to Article, Section, Schedule and Exhibit, as applicable, are references to Articles, Sections, Schedules and Exhibits in this Agreement unless otherwise specified; (viii) references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form, including, but not limited to email; (ix) references to “dollars”, “Dollars” or “$” in this Agreement shall mean United States dollars; (x) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xi) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); (xii) unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”; (xiii) references to “days” shall mean calendar days; and (xiv) the paragraph headings contained in this Agreement are for convenience only, and shall in no manner be construed as part of this Agreement.

7.10. Governing Law. This Agreement, and all of the rights and obligations of the Parties in connection with the employment relationship established hereby, shall be governed by and construed in accordance with the substantive laws of the State of Texas without giving effect to principles relating to conflicts of law.

7.11. Survival. The termination of Executive’s employment with the Company pursuant to the provisions of this Agreement shall not affect Executive’s obligations to the Company hereunder which by the nature thereof are intended to survive any such termination, including, without limitation, Executive’s obligations under Section 1.3 and ARTICLE IV of this Agreement.

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7.12. Section 280G Safe Harbor Cap. In the event it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to the Agreement or any other agreement between Executive and the Company, or any person or entity that acquires ownership or effective control the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”)) whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payment made pursuant to the Agreement and then to any other agreement that triggers such Excise Tax, unless an alternative method of reduction is elected by Executive. All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under ARTICLE III, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”). If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 7.12 (hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment and Executive shall repay the Excess Payment to the Company on demand; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay the Company), Executive shall not be required to repay the Excess Payment (if Executive has already repaid such amount, the Company shall refund the amount to the Executive), and the Company shall pay Executive an amount equal to the difference between the Total Payments and the Safe Harbor Cap (provided that such amount has previously been repaid by the Executive or not previously paid by the Company).

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7.13. Section 409A and 457A Compliance. To the extent applicable, this Agreement is intended to meet the requirements of Section 409A and 457A of the Code, and shall be interpreted and construed consistent with that intent. For purposes of this Agreement, each payment under this Agreement shall be considered a “separate payment” and not as part of a series of payments for purposes of Section 409A.

7.14. Clawback. Notwithstanding any provision in this Agreement to the contrary, any portion of the payments and benefits provided under this Agreement, as well as any other payments and benefits which the Executive receives pursuant to a Company plan or other arrangement, shall be subject to a clawback to the extent necessary to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any Securities and Exchange Commission rule.

7.15. Legal Counsel. Executive acknowledges and warrants that (A) he has been advised that Executive’s interests may be different from the Company’s interests, (B) he has been afforded a reasonable opportunity to review this Agreement, to understand its terms and to discuss it with an attorney and/or financial advisor of his choice and (C) he knowingly and voluntarily entered into this Agreement. The Company and Executive shall each bear their own costs and expenses in connection with the negotiation and execution of this Agreement.

7.16. Counterparts, Effect of Facsimile, Emailed and Photocopied Signatures. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments hereto or thereto, may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manners and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party, each other Party shall re execute the original form of this Agreement and deliver such form to all other Parties. No Party shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

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This Agreement contains provisions requiring binding arbitration of disputes. By signing this Agreement, Executive acknowledges that he (i) has read and understood the entire Agreement; (ii) has received a copy of it (iii) has had the opportunity to ask questions and consult counsel or other advisors about its terms; and (iv) agrees to be bound by it.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first above written.

“COMPANY”

AMERICAN INTERNATIONAL HOLDINGS CORP. a Nevada corporation

By:
Jacob Cohen
President and CEO

“EXECUTIVE”

Alejandro Rodriguez

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AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT

AND ARBITRATION AGREEMENT

As a condition of my employment with American International Holdings Corp., Inc., a Nevada corporation, and/or any of its subsidiaries, parents, affiliates, partners, successors or assigns (together the “Company”), and in consideration of my employment with the Company, ten dollars ($10) and other good and valuable consideration, which I confirm receipt and sufficiency of, and my receipt of the compensation now and hereafter paid to me by the Company, I (the “Employee”) agree to the following:

1. At-Will Employment.

I understand and acknowledge that, notwithstanding the terms of any employment agreement or understanding between myself and the Company, my employment with the Company constitutes “at-will” employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized corporate representative of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, pursuant to where applicable, the terms and provisions of any employment agreement or understanding between myself and the Company.

2. Confidential Information.

A. Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company, except under a non-disclosure agreement duly authorized and executed by the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, product plans or other information regarding the Company’s products or services and markets therefor, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

B. Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

C. Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

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3. Inventions.

A. Inventions Retained and Licensed. I have attached hereto, as Exhibit 1, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Inventions”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into a Company product, process or service a Prior Invention owned by me or in which I have an interest, I hereby grant to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

B. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the entire period of time I am in the employ of the Company (whether before or after the execution of this Agreement) (collectively referred to as “Inventions”). I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company (whether before or after the execution of this Agreement) and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Employee understands that this means that the Company will have the right to undertake any of the actions set forth in Section 106 of the United States Copyright Act (17 U.S.C. § 106) with respect to such copyrightable works prepared by Employee within the scope of Employee’s employment. Employee understands that this includes, without limitation, the right to sell, license, use, reproduce and have reproduced, create derivative works of, distribute, display, transmit and otherwise commercially exploit such copyrightable works by all means without further compensating the Employee. I understand and agree that the decision whether or not to commercialize or market any invention developed by me solely or jointly with others is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty will be due to me as a result of the Company’s efforts to commercialize or market any such invention.

C. Assignment of Other Rights. In addition to the foregoing assignment of Inventions to the Company, Employee hereby irrevocably transfers and assigns to the Company: (i) all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Assigned Inventions; and (ii) any and all “Moral Rights” (as defined below) that Employee may have in or with respect to any Inventions. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s work on behalf of the Company. “Moral Rights” means any rights to claim authorship of any Inventions, to object to or prevent the modification of any Inventions, or to withdraw from circulation or control the publication or distribution of any Inventions, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is denominated or generally referred to as a “moral right”.

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D. Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.

E. Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

F. Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.

4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation or consulting directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company.

5. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section 3.E. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit 2.

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6. Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

7. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or the Company’s customers to remove or reduce their business with the Company, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

8. Conflict of Interest Guidelines. I agree to diligently adhere to the Conflict of Interest Guidelines attached as Exhibit 3 hereto.

9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I hereby represent and warrant that I have not entered into, and I will not enter into, any oral or written agreement in conflict herewith.

10. Arbitration and Equitable Relief.

A. Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, stockholder or benefit plan of the Company in their capacity as such or otherwise) arising out of, relating to, or resulting from my employment with the Company or the termination of my employment with the Company, including any breach of this Agreement, will be subject to binding arbitration, to the fullest extent permitted by law. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, claims of harassment, discrimination or wrongful termination and any statutory claims. I further understand that this agreement to arbitrate also applies to any disputes that the Company may have with me.

B. Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with its national rules for the resolution of employment disputes. I agree that the arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motions to dismiss and demurrers, prior to any arbitration hearing. I also agree that the arbitrator will have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. I understand the Company will pay for any administrative or hearing fees charged by the arbitrator or AAA except that I will pay the first $200.00 of any filing fees associated with any arbitration I initiate. I agree that the arbitrator will administer and conduct any arbitration in a manner consistent with AAA’s national rules, to the extent that the AAA’s national rules for the resolution of employment disputes do not conflict with applicable law. I agree that the decision of the arbitrator will be in writing. Any procedure for remedying disputes as set forth in any employment agreement or understanding between myself and the Company shall supersede and take precedence over the Procedure set forth in this Section 10.B.

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C. Remedy. Except as provided by law and this Agreement (or provided for in any employment agreement or understanding between myself and the Company), arbitration will be the sole, exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by law and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful Company policy, and the arbitrator will not order or require the Company to adopt a policy not otherwise required by law which the Company has not adopted.

D. Availability of Injunctive Relief. In addition to any right under applicable law that the Company or I may have to petition a court of competent jurisdiction for provisional relief, I agree that any party may also petition the arbitrator for provisional injunctive relief where either party alleges or claims a violation of the employment, confidential information, invention assignment agreement between me and the Company or any other agreement regarding trade secrets, confidential information, or non-solicitation. I understand that any breach or threatened breach of such an agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefor and both parties hereby consent to the issuance of an injunction. In the event either party seeks injunctive relief, the prevailing party will be entitled to recover reasonable costs and attorneys’ fees.

E. Administrative Relief. I understand that this Agreement does not prohibit me from pursuing an administrative claim with a local, state or federal administrative body. This Agreement does, however, preclude me from pursuing court action regarding any such claim.

F. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this Agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I AM WAIVING MY RIGHT TO A JURY TRIAL. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this Agreement.

11. General Provisions.

A. Governing Law, Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of [Nevada]. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in [Nevada] for any lawsuit filed there against me by the Company arising from or relating to this Agreement.

Page 5 of 6 AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

B. Entire Agreement. This Agreement, along with my offer letter of employment (if any), employment agreement or understanding, sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions or representations between us including, but not limited to, any representations made during my interview(s) or relocation negotiations, whether written or oral. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by an authorized officer of the Company (other than me) and me. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement. This Agreement prevails and supersedes in the event there is any inconsistency between this Agreement and any other offer letter, unless the offer letter expressly provides otherwise. The terms of this Agreement shall supersede and amend, effective as of the date hereof, any prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement entered into by the Employee in favor of the Company, provided that such prior At Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement shall continue to bind the Employee and be enforceable by the Company against the Employee for all actions, events, occurrences and other matters between the date hereof through the date of this Agreement below. The terms of any employment agreement or understanding between myself and the Company shall prevails and supersede, where and to the extent applicable, in the event there is any inconsistency between this Agreement and such employment agreement or understanding, unless the employment agreement or understanding expressly provides otherwise.

C. Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

D. Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

Date:
Signature

Alejandro Rodriguez
Name of Employee (typed or printed)

Page 6 of 6 AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION, INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

EXHIBIT 1

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description
Managed Services Agreement	03/01/2018	Invented a financial-technical services agreement, which allows for the provision of equipment, hardware, technology or other goods in the form of a service, under the terms of a long-term Managed Services Agreement; this concept can be applied to all industries and will help to materially grow the revenues and asset value of most any company.
Environmental Engineering Platform	01/01/2019	Invented a series of algorithms that allow and empower all building types, across all applications and geographic locations to reduce their carbon footprint, via the reduction in consumption of electricity, natural gas or water.
Customer Information System & Billing Engine	09/01/2004	Invented a custom, web-based software platform that provides order-processing and mass billing procedures for companies with large groups of consumer customers.
Energy Trading & Risk Management (ETRM) Platform	06/01/2005	The ETRM platform enables retail energy providers and energy trading organizations to analyze, manage, schedule and financial settle wholesale power purchases.

No inventions or improvements
Additional Sheets Attached

Signature of Employee:

Print Name of Employee:	Alejandro Rodriguez

Date:___________

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

EXHIBIT 2

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to American International Holdings Corp., a Nevada corporation, and/or its subsidiaries, parents, affiliates, partners, predecessors, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees to leave their employment or customers to remove or reduce their business with, or take away such employees or customers, or attempt to solicit, induce, recruit, encourage or take away employees or customers of the Company, either for myself or for any other person or entity.

Date:

(Employee’s Signature)

Alejandro Rodriguez
(Type/Print Employee’s Name)

AT-WILL EMPLOYMENT, CONFIDENTIAL INFORMATION,

INVENTION ASSIGNMENT, AND ARBITRATION AGREEMENT

EXHIBIT 3

CONFLICT OF INTEREST GUIDELINES

It is the policy of American International Holdings Corp., a Nevada corporation (the “Company”) to conduct its affairs in strict compliance with the letter and spirit of the law and to adhere to the highest principles of business ethics. Accordingly, all officers, employees and independent contractors must avoid activities which are in conflict, or give the appearance of being in conflict, with these principles and with the interests of the Company. The following are potentially compromising situations which must be avoided. Any exceptions must be reported to an authorized officer of the Company (other than me) and written approval for continuation must be obtained.

1. Revealing confidential information to outsiders or misusing confidential information. Unauthorized divulging of information is a violation of this policy whether or not for personal gain and whether or not harm to the Company is intended. (The At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement elaborates on this principle and is binding).

2. Accepting or offering substantial gifts, excessive entertainment, favors or payments which may be deemed to constitute undue influence or otherwise be improper or embarrassing to the Company.

3. Participating in civic or professional organizations that might involve divulging confidential information of the Company.

4. Initiating or approving personnel actions outside of the Company’s explicit or implicit policies and procedures, affecting reward or punishment of employees or applicants where there is a family relationship or is or appears to be a personal or social involvement.

5. Initiating or approving any form of personal or social harassment of employees.

6. Investing or holding outside directorship in suppliers, customers, or competing companies, including financial speculations, where such investment or directorship might influence in any manner a decision or course of action of the Company.

7. Borrowing from or lending to employees, customers or suppliers.

8. Acquiring real estate that is known to be of interest to the Company.

9. Improperly using or disclosing to the Company any proprietary information or trade secrets of any former or concurrent employer or other person or entity with whom obligations of confidentiality exist.

10. Unlawfully discussing prices, costs, customers, sales or markets with competing companies or their employees.

11. Willfully and improperly using or authorizing the use of any inventions which are the subject of patent claims of any other person or entity.

12. Willfully engaging in any conduct which is not in the best interest of the Company.

Each officer, employee and independent contractor must take every necessary action to ensure compliance with these guidelines and to bring problem areas to the attention of higher management for review. Violations of this conflict-of-interest policy may result in discharge without warning.

EXHIBIT 4

PERFORMANCE BENCHMARKS

The Performance Benchmarks are as follows:

4a. Launch the EPIQ MD Ambassador Program

4b. Enroll 10,000 Active Customers

4c. Enroll 50,000 Active Customers by May 31, 2022

4d. Enroll 100,000 Active Customers by March 31, 2023

4e. Enroll 200,000 Active Customers by March 31, 2024